Bluegreen Vacations Corporation Suspends Regular Quarterly Cash Dividends

BOCA RATON, FL – April 22, 2020 – Bluegreen Vacations Corporation (NYSE: BXG) (“Bluegreen Vacations” or “the Company”) announced today that the Company’s Board of Directors has determined to suspend the Company’s regular quarterly cash dividends on its common stock citing the impact of the COVID-19 pandemic.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 220,000 owners, 68 Club and Club Associate Resorts and access to more than 11,350 other hotels and resorts through partnerships and exchange networks as of December 31, 2019. Bluegreen Vacations also offers a portfolio of fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is more than 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose principal investments include Bluegreen Vacations Corporation (NYSE: BXG), BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

Forward-Looking Statements:

Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors including but not limited to, risks and uncertainties regarding the continued impact of the COVID-19 pandemic and current economic conditions on the Company and the Company’s future progress and performance.  For a description of risks and uncertainties relating to the Company, please review the “Risk Factors” section and other information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission, and the Company’s Report on Form 8-K dated March 31, 2020, which are available on the SEC’s website https://www.sec.gov, and on Bluegreen’s website, www.bluegreenvacations.com

Contact:

Bluegreen Vacations Corporation

Investor Relations:

Leo Hinkley 954-940-5336
Email: Leo.Hinkley@BluegreenVacations.com